Putnam Equity Income Fund
May 31, 2011 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1	Class A	22,209
        Class B	617
        Class C   490

72DD2	  Class M   212
          Class R   338
          Class Y   3,746

73A1	Class A	0.129
        Class B	0.071
        Class C 0.076

73A2	  Class M   0.092
          Class R   0.111
          Class Y   0.148

74U1 	Class A	170,189
        Class B	7,658
        Class C  6,880

74U2 	  Class M  2,284
          Class R   3,411
          Class Y   27,979

74V1  Class A	16.48
      Class B	16.31
      Class C   16.35

74V2	 Class M   16.32
         Class R   16.38
         Class Y   16.48

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.